Exhibit 99.1

Citius Pharmaceuticals, Inc. Reports Fiscal Second Quarter 2022 Financial Results and Provides Business Update

Mino-Lok® Phase 3 trial expanded to include sites outside the U.S.; trial enrollment expected to be completed by end of 2022

Topline results of Phase 3 trial in cancer immunotherapy I/ONTAK consistent with prior formulation; BLA submission on track for 2H 2022

$55.8 million in cash and cash equivalents as of March 31, 2022 and no debt

CRANFORD, N.J., May 12, 2022 -- Citius Pharmaceuticals, Inc. ("Citius" or the "Company") (Nasdaq: CTXR), a late-stage biopharmaceutical company developing and commercializing first-in-class critical care products, today reported business and financial results for the second fiscal quarter of 2022 ended March 31, 2022.

Fiscal Q2 2022 Business Highlights and Subsequent Developments

-	Engaged global clinical research organization (CRO) to expand Mino-Lok® Phase 3 trial to include additional trial sites outside the U.S.;

-	Reported topline results of Phase 3 trial of I/ONTAK (E7777) with no new safety signals and consistent with prior formulation (ONTAK); biologics license application (BLA) submission on track for the second half of 2022; and,

-	Initiated Halo-Lido Phase 2b trial with first patient dosed in April 2022 and anticipated enrollment completion by end of 2022.

Financial Highlights

-	Cash and cash equivalents of $55.8 million as of March 31, 2022;

-	R&D expenses were $3.5 million and $8.9 million for the three and six months ended March 31, 2022, respectively, compared to $1.6 million and $7.7 million for the three and six months ended March 31, 2021, respectively;

-	G&A expenses were $3.1 million and $6.0 million for the three and six months ended March 31, 2022, respectively, compared to $2.3 million and $ 4.0 million for the three and six months ended March 31, 2021, respectively;

-	Stock-based compensation expense was $1.0 million and $1.9 million for the three and six months ended March 31, 2022, respectively, compared to $0.3 million and $0.6 million for the three and six months ended March 31, 2021, respectively; and,

-	Net loss was $7.6 million and $16.8 million, or ($0.05) and ($0.11) per share for the three and six months ended March 31, 2022, respectively, compared to a net loss of $4.1 million and $12.3 million, or ($0.04) and ($0.16) per share for the three and six months ended March 31, 2021, respectively.

"We continue to make significant progress with our three clinical development programs. To date in 2022, we actively engaged with our U.S. Mino-Lok trial sites to drive increased enrollment as COVID-19 infections waned, engaged an additional CRO to expand Mino-Lok patient recruitment to sites outside the U.S., announced topline results for the Phase 3 trial of I/ONTAK that were consistent with the prior FDA-approved formulation (ONTAK), and initiated a Phase 2b study of Halo-Lido for patients suffering from hemorrhoids. Moreover, we expect additional important catalysts from these programs in the second half of the calendar year as we remain on track with a BLA submission for I/ONTAK in the second half of 2022, and expect to complete enrollment in the Mino-Lok and Halo-Lido trials by the end of the year,” stated Leonard Mazur, Chairman and CEO of Citius.

“Covid-19 remains an enduring challenge worldwide. Although our Mino-Lok trial has been impacted, we are actively engaging with existing sites to drive enrollment during periods of waning infection, and expanding recruitment sites outside the U.S. to mitigate the risk of future Covid-19 waves. Our aim is to achieve the events required to complete the Mino-Lok trial this year,” added Mr. Mazur.

“The Citius balance sheet remains healthy with $55.8 million in cash available to execute our near-term plans. As stewards of Citius shareholders’ capital, we focus on creating long-term value in the business and will continue to evaluate all strategic and financial options available to us. These may include non-equity financing, out-licensing agreements, asset sales or other strategic arrangements that would support the commercialization of our two late-Phase 3 assets,” concluded Mr. Mazur.

SECOND QUARTER ENDED MARCH 31, 2022 Financial Results:

Liquidity

As of March 31, 2022, the Company had $55.8 million in cash and cash equivalents and no debt.

As of March 31, 2022, the Company had 146,129,630 common shares issued and outstanding.

The Company estimates that its available cash resources will be sufficient to fund its operations through March 2023.

Research and Development (R&D) Expenses

R&D expenses were $3.5 million and $8.9 million for the three and six months ended March 31, 2022, respectively, compared to $1.6 million and $7.7 million for the comparable periods ended March 31, 2021. The increase during the quarter is primarily due to additional R&D expenses related to I/ONTAK which Citius in-licensed in September 2021, and start-up costs associated with the Halo-Lido Phase 2b trial, offset by decreases in Mino-Lok® R&D expenses.

During the six months ended March 31, 2022, ARDS-related R&D expenses decreased by $4.7 million compared to $5.3 million during the prior year period. R&D expense for the six months ended March 31, 2021 reflected a $5.0 million license fee paid to Novellus.

We expect that research and development expenses will increase in fiscal 2022 as we continue to focus on our Phase 3 trials for Mino-Lok® and I/ONTAK, progress the Halo-Lido product candidate, and continue our research and development efforts related to ARDS and Mino-Wrap.

General and Administrative (G&A) Expenses

G&A expenses were $3.1 million and $6.0 million for the three and six months ended March 31, 2022, respectively, compared to $2.3 million and $4.0 million for the comparable periods ended March 31, 2021. The increase is primarily due to additional compensation costs for new employees, increased investor relations costs and additional insurance expense. General and administrative expenses consist primarily of compensation costs, professional fees for legal, regulatory, accounting, and corporate development services, and investor relations expenses.

Stock-based Compensation Expense

For the fiscal quarter ended March 31, 2022, stock-based compensation expense was $1.0 million as compared to $0.3 million for the prior year period. For the six months ended March 31, 2022, stock-based compensation expense was $1.9 million as compared to $0.6 million for the six months ended March 31, 2021. The increase primarily reflects expenses related to new grants made by Citius to employees (including new hires), directors and consultants.

Net loss

Net loss was $7.6 million, or ($0.05) per share for the three months ended March 31, 2022, compared to a net loss of $4.1 million, or ($0.04) per share for the three months ended March 31, 2021.

Net loss was $16.0 million, or ($0.11) per share for the six months ended March 31, 2022, compared to a net loss of $12.2 million, or ($0.16) for the six months ended March 31, 2021.

The increase in net loss is primarily due to an increase in research and development and general and administrative expenses.

About Citius Pharmaceuticals, Inc.

Citius is a late-stage biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products, with a focus on oncology, anti-infectives in adjunct cancer care, unique prescription products, and stem cell therapies. The Company has two late-stage product candidates, Mino-Lok®, an antibiotic lock solution for the treatment of patients with catheter-related bloodstream infections (CRBSIs), which is currently enrolling patients in a Phase 3 Pivotal superiority trial, and I/ONTAK (E7777), a novel IL-2R immunotherapy for an initial indication in cutaneous T-cell lymphoma (CTCL), which has completed subject treatment in its Pivotal Phase 3 trial. Mino-Lok® was granted Fast Track designation by the U.S. Food and Drug Administration (FDA). I/ONTAK has received orphan drug designation by the FDA for the treatment of CTCL and peripheral T-cell lymphoma (PTCL). Through its subsidiary, NoveCite, Inc., Citius is developing a novel proprietary mesenchymal stem cell treatment derived from induced pluripotent stem cells (iPSCs) for acute respiratory conditions, with a near-term focus on acute respiratory distress syndrome (ARDS). For more information, please visit www.citiuspharma.com.

Safe Harbor

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius. You can identify these statements by the fact that they use words such as "believe," "anticipate," "estimate," "expect," "plan," "should," and "may" and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: our ability to successfully undertake and complete clinical trials and the results from those trials for our product candidates; our ability to commercialize our products if approved by the FDA; the estimated markets for our product candidates and the acceptance thereof by any market; the ability of our product candidates to impact the quality of life of our target patient populations; risks relating to the results of research and development activities, including those from existing and new pipeline assets; uncertainties relating to preclinical and clinical testing; our need for substantial additional funds; the early stage of products under development; our ability to attract, integrate, and retain key personnel; our dependence on third-party suppliers; market and other conditions; risks related to our growth strategy; patent and intellectual property matters; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; our ability to procure cGMP commercial-scale supply; government regulation; competition; as well as other risks described in our SEC filings. These risks have been and may be further impacted by Covid-19. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings which are available on the SEC’s website at www.sec.gov, including in our Annual Report on Form 10-K for the year ended September 30, 2021, filed with the SEC on December 15, 2021 and updated by our subsequent filings with the SEC. These forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor Relations for Citius Pharmaceuticals:

Ilanit Allen

Vice President, Corporate Communications and Investor Relations

T: 908-967-6677 x113

E: ir@citiuspharma.com

-- Financial Tables Follow –

CITIUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	September 30,
	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$55,756,232	$70,072,946
Prepaid expenses	2,503,109	2,741,404
Total Current Assets	58,259,341	72,814,350

Property and equipment, net	5,562	7,023

Operating lease right-of-use asset, net	736,209	822,828

Other Assets:
Deposits	38,062	38,062
In-process research and development	59,400,000	59,400,000
Goodwill	9,346,796	9,346,796
Total Other Assets	68,784,858	68,784,858

Total Assets	$127,785,970	$142,429,059

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,705,128	$1,277,095
Accrued expenses	1,336,629	621,960
Accrued compensation	793,250	1,906,000
Operating lease liability	186,916	177,237
Total Current Liabilities	4,021,923	3,982,292

Deferred tax liability	4,985,800	4,985,800
Operating lease liability – non current	582,302	678,234
Total Liabilities	9,590,025	9,646,326

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock – $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock – $0.001 par value; 400,000,000 shares authorized; 146,129,630 and 145,979,429 shares issued and outstanding at March 31, 2022 and September 30, 2021, respectively	146,129	145,979
Additional paid-in capital	230,283,531	228,084,195
Accumulated deficit	(112,834,095)	(96,047,821)
Total Citius Pharmaceuticals, Inc. Stockholders’ Equity	117,595,565	132,182,353
Non-controlling interest	600,380	600,380
Total Equity	118,195,945	132,782,733

Total Liabilities and Equity	$127,785,970	$142,429,059

CITIUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2022 AND 2021

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2022	2021	2022	2021
Revenues	$-	$-	$-	$-

Operating Expenses
Research and development	3,452,210	1,551,341	8,910,059	7,742,520
General and administrative	3,117,417	2,293,517	6,014,166	3,982,181
Stock-based compensation – general and administrative	1,020,998	342,962	1,925,602	619,544
Total Operating Expenses	7,590,625	4,187,820	16,849,827	12,344,245

Operating Loss	(7,590,625)	(4,187,820)	(16,849,827)	(12,344,245)

Other Income (Expense)
Interest income	29,571	69,327	63,553	82,811
Interest expense	-	(3,939)	-	(7,907)
Total Other Income, Net	29,571	65,388	63,553	74,904

Net Loss	$(7,561,054)	$(4,122,432)	$(16,786,274)	$(12,269,341)

Net Loss Per Share - Basic and Diluted	$(0.05)	$(0.04)	$(0.11)	$(0.16)

Weighted Average Common Shares Outstanding
Basic and diluted	146,041,852	95,997,427	146,026,847	75,565,121

CITIUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2021

(Unaudited)

	2022	2021
Cash Flows From Operating Activities:
Net loss	$(16,786,274)	$(12,269,341)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,925,602	619,544
Issuance of common stock for services	273,884	68,000
Amortization of operating lease right-of-use asset	86,619	80,112
Depreciation	1,461	305
Changes in operating assets and liabilities:
Prepaid expenses	238,295	(1,154,792)
Deposits	-	19,031
Accounts payable	428,033	(723,358)
Accrued expenses	714,669	76,570
Accrued compensation	(1,112,750)	(482,544)
Accrued interest	-	7,907
Operating lease liability	(86,253)	(77,315)
Net Cash Used In Operating Activities	(14,316,714)	(13,835,881)

Cash Flows From Financing Activities:
Proceeds from sale of NoveCite, Inc. common stock	-	500
Net proceeds from private placement	-	18,450,410
Net proceeds from registered direct offering	-	70,979,842
Net proceeds from common stock warrant exercises	-	14,242,543
Net Cash Provided By Financing Activities	-	103,673,295

Net Change in Cash and Cash Equivalents	(14,316,714)	89,837,414
Cash and Cash Equivalents - Beginning of Period	70,072,946	13,859,748
Cash and Cash Equivalents - End of Period	$55,756,232	$103,697,162